CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 6 to the registration statement on Form N-4 (the "Registration Statement") of our report dated March 17, 1999, relating to the financial statements of the Discovery Select Variable Annuity Subaccounts of the Pruco Life Flexible Premium Variable Annuity Account, which appears in such Prospectus.

We also consent to the use in the Prospectus constituting part of this Registration Statement of our report dated February 26, 1999, relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiaries, which appears in such Prospectus.


We also consent to the reference to us under the heading "Experts" in the Prospectus.

PRICEWATERHOUSECOOPERS LLP


New York, New York
April 12, 1999